PROSPECTUS SUPPLEMENT DATED JULY 26, 2005

(To Prospectus dated June 10, 2005)

Registration Statement Nos. 33-73038 and 333-125065

Rule 424(b)(3)

13,144,948 Shares

Taubman Centers, Inc.

Common Stock

This Prospectus Supplement relates to the potential offer and sale, from time to time, by the Selling Shareholders, of up to 13,144,948 shares of our common stock, if and to the extent that such Selling Shareholders exchange their units of partnership interest in The Taubman Realty Group Limited Partnership, or TRG, for shares of our common stock. This Prospectus Supplement updates certain information included in our Prospectus dated June 10, 2005, and should be read together with the Prospectus, which is to be delivered with this Prospectus Supplement.

The table of Selling Shareholders appearing on pages 6 and 7 of the Prospectus is hereby revised as follows:

1.         The information included in the table of Selling Shareholders for Richard P. Kughn is hereby replaced with the information set forth in the table below, and the information set forth in the table below for RL Ventures, LLC is hereby added to the table of Selling Shareholders.

2.         The information included in the table of Selling Shareholders for Marvin G. Leech is hereby deleted, and the information set forth in the table below for The Marvin G. and Janice P. Leech Trust is hereby added to the table of Selling Shareholders.

3.         Footnote 3 to the table of Selling Shareholders is hereby amended and restated as set forth below.

Name of Selling Shareholder	Number of Shares Owned Prior to the Offering (1)(2)	Number of Shares That May Be Offered Hereby (1)	Shares Owned After the Offering
			Number (2)	Percent of Class
Richard P. Kughn	653,899	653,853	46	*
The Marvin G. and Janice P. Leech Trust	51,721	51,718	3	*
RL Ventures, LLC	772,454	772,399 (3)	55	*
3.

Pursuant to a Merrill Lynch Loan and Collateral Account Agreement and/or Loan Management Account Agreement by and among Richard P. Kughn (the “Borrower”), Merrill Lynch Bank USA and/or Merrill Lynch Private Finance Inc. (individually and collectively, the “Lender”), Merrill Lynch, Pierce, Fenner & Smith Incorporated and RL Ventures, LLC (the “Pledgor”), as amended from time to time (individually and collectively, the “Loan Agreement”), 706,346 Units and underlying shares of Common Stock that are subject to this prospectus have been pledged by the Pledgor to the Lender as security for a loan or other extension of credit to the Borrower. Upon a default under the Loan Agreement, any of Merrill Lynch Private Finance Inc., Merrill Lynch Bank USA, their parent, Merrill Lynch & Co. Inc. or any subsidiary thereof, may be a selling holder hereunder and upon the exchange of such Units, may sell the applicable shares of Common Stock offered by this prospectus.